Filed Pursuant to Rule 424(b)(3)

Registration Nos.    033-08857-99

033-59435-99

333-125001

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED AUGUST 20, 2007

The attached Current Report on Form 8-K dated February 29, 2008 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated August 20, 2007.

The date of this Prospectus Supplement is February 29, 2008

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On February 29, 2008, Telephone and Data Systems, Inc. (“TDS”) issued a news release announcing its results of operations for the period ended December 31, 2007.  A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 2.02 of Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.  Financial Statements and Exhibits

(d)       Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

Attached as Exhibit 99.2 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.

(Registrant)

Date: February 29, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

3

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
99.1	Earnings Press Release dated February 29, 2008

99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement

4

Exhibit 99.1

Conference call March 3 at 10:00 a.m. Chicago time. Access the live call on the Conference Calls page of www.teldta.com.

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS REPORTS STRONG 4Q AND FULL-YEAR 2007 FINANCIAL RESULTS

Improves overall profitability

Note: Comparisons are year over year unless otherwise noted.

4Q 2007 Highlights

Enterprise/TDS Corporate

•      11 percent increase in operating revenues, to $1,242.7 million

•      10 percent increase in operating income, to $96.7 million

•      Repurchased 593,786 TDS special common shares for $37.6 million

Wireless/U.S. Cellular

•      15 percent increase in service revenues, to $957.9 million

•      65 percent increase in data revenues, to $107.9 million (11 percent of service revenues)

•      ARPU (average revenue per unit) reached $52.46 (9 percent increase)

Wireline/TDS Telecom

•      34 percent increase in operating income to $34.6 million, despite a 3 percent decline in operating revenues

•      27 percent increase in combined ILEC and CLEC DSL (digital subscriber line) customers, to 186,800; 37 percent increase in ILEC DSL customers

Full-Year 2007 Highlights

Enterprise/TDS Corporate

•      11 percent increase in operating revenues, to $4,829 million

•      28 percent increase in operating income, to $527.9 million

•      5 percent increase in cash flows from operating activities, to $941 million

•      Repurchased 2,076,979 TDS special common shares using $126.7 million of a $250 million stock repurchase program ($123.3 million remains)

Wireless/U.S. Cellular

•      15 percent increase in service revenues, to $3,679.2 million

•      69 percent increase in data revenues, to $367.6 million

•      ARPU grew to $51.13 (8 percent increase)

•      23 percent increase in cash flows from operating activities, to $863.1 million

•      Decrease in retail postpay churn to 1.4 percent from 1.6 percent

Wireline/TDS Telecom

•      10 percent increase in operating income to $141.2 million, despite a 1.8 percent decrease in operating revenues

•      43 percent increase in DSL revenue

•      ILEC equivalent access lines grew slightly to 762,700; access lines declined 5 percent to 585,600

CHICAGO — Feb. 29, 2008 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] reported operating revenues of $1,242.7 million for the fourth quarter of 2007, up 11 percent from $1,124.7 million in the comparable period one year ago. The company recorded operating income of $96.7 million, up 10 percent from $87.9 million in the fourth quarter of 2006. Net loss available to common and diluted loss per share were $56.3 million and $0.48, respectively, compared to net loss and diluted loss per share of $116.2 million and $1.00, respectively, for the comparable period one year ago.

TDS recorded a loss of $194.5 million in the fourth quarter related to the fair value adjustment of derivative instruments. This compares to a loss of $322.4 million in the fourth quarter of 2006. The company recorded a $46.2 million gain in the fourth quarter on the sale of investments, principally related to the delivery of Vodafone American Depositary Receipts to settle the related variable prepaid forward contracts.

Sprint Nextel exchange provides more usable spectrum

In the fourth quarter, U.S. Cellular agreed to deliver personal communication service (PCS) spectrum in eight licenses covering portions of one state to Sprint Nextel in exchange for more strategically useful spectrum in eight licenses covering portions of four states. The exchange will not include any cash, customers, network assets, or other assets. U.S. Cellular recorded a $20.8 million pre-tax loss on the exchange. The transaction is expected to close in the first half of 2008.

Steady growth delivers shareholder value

“TDS had strong revenue and operating income increases in the fourth quarter and throughout 2007,” said LeRoy T. Carlson, Jr., TDS president and CEO. “We continued to see dramatic growth in data revenues at U.S. Cellular, our largest business unit, which also achieved strong year-over-year increases in ARPU. Our wireline business, TDS Telecom, reduced operating costs and improved profitability. It also continued to add DSL customers as part of its broadband focus.

“At the enterprise level, we sought to create additional value for our shareholders through the TDS stock repurchase program. And, we continued to pay a modest dividend, which has increased for more than 30 consecutive years.

U.S. Cellular reaches data revenue, ARPU milestones

“U.S. Cellular’s customer satisfaction focus helped drive strong service revenue growth,” said Carlson, “with data revenues passing the $100 million mark in the quarter. The company also achieved an impressive increase in ARPU in 2007. U.S. Cellular’s core retail postpay customers continue to be receptive to its family, wide area, and national plans, as well as to the new handsets, smart phones, and data services introduced in 2007.

TDS Telecom achieves broadband gains

“TDS Telecom’s broadband focus drove another quarter of DSL customer gains,” added Carlson, “as the company emphasized its Triple Play bundles of voice, high-speed data, and DISH Network television services. Operating income increased significantly in the quarter, due in part to effective cost controls instituted throughout 2007. Equivalent access lines increased year over year on the ILEC side, as did the number of access lines equipped for DSL. TDS Telecom also increased the average speed of its DSL service throughout 2007.

OUTLOOK FOR 2008

“For 2008,” continued Carlson, “U.S. Cellular remains committed to adding customers and growing profitably in its existing markets. The company does not plan to enter any significant new markets in 2008. U.S. Cellular continues to target the retail postpay customers that are at the core of its strategy. As always, the company will offer high-quality services and products that are easy for customers to understand. U.S. Cellular will continue to evaluate the timing and potential benefits for its target customers of EVDO/3G and Long-Term Evolution technologies.

“Going forward,” said Carlson, “TDS Telecom will continue to focus on adding DSL customers and increasing the DSL speeds it offers. The company’s long-term broadband goal is to provide 25 megabits per second or higher data speeds to a majority of its customers.”

Guidance

Guidance for the year ending Dec. 31, 2008 is as follows. There can be no assurance that final results will not differ materially from this guidance.

U.S. Cellular 2008 guidance as of Feb. 29, 2008 is as follows:
Net Retail Customer Additions	250,000 - 325,000
Service Revenues	$3.9 - $4.0 billion
Operating Income	$460 - $535 million
Depreciation, Amortization & Accretion*	Approx. $615 million
Capital Expenditures	$590 - $640 million

TDS Telecom (ILEC and CLEC) 2008 guidance as of Feb. 29, 2008 is as follows:
Operating Revenues	$815 - $855 million
Operating Income	$110 - $140 million
Depreciation, Amortization & Accretion	Approx. $160 million
Capital Expenditures	$130 - $160 million

* Includes losses on disposals of assets

This guidance represents the views of management as of Feb. 29, 2008 and should not be assumed to be accurate as of any other date. TDS undertakes no legal duty to update such information, whether as a result of new information, future events, or otherwise.

TDS remediates two material weaknesses; makes progress on third

TDS has reduced its material weaknesses related to personnel and accounting knowledge and fixed assets to the level of deficiency and significant deficiency, respectively.  TDS has made progress toward remediating the third material weakness related to income tax accounting.   The companies’ efforts in these areas are summarized below:

•      Personnel and accounting knowledge: TDS conducted a multi-year program to increase technical accounting expertise at the corporate and business unit levels, improve review and documentation procedures, and automate more aspects of its accounting and financial reporting. The company developed many new accounting policies and procedures, added personnel in key areas, and developed an ongoing training program for its accounting personnel.

•      Fixed assets: U.S. Cellular conducted a detailed physical inventory and valuation review of its property, plant, and equipment, and enhanced its controls over the recording of transfers and disposals of such assets. There was a resulting non-cash charge of $14.6 million included in loss on asset disposals/exchanges for the fourth quarter.

•      Income tax accounting: TDS created and staffed a new tax accounting group (including adding a director of accounting) that implemented new tax provisioning software to enhance internal controls related to income taxes at the corporate and business unit levels. As part of this implementation, the company instituted several new controls to help ensure the accuracy of accounting for income taxes.

Item 9A (Controls and Procedures) of TDS’ SEC Form 10-K contains an expanded discussion of the company’s remediation efforts.

Conference Call Information

TDS will hold a conference call on March 3, 2008 at 10:00 a.m. Chicago time.

•      Access the live call online at http://www.videonewswire.com/event.asp?id=46101 or on the Conference Calls page of www.teldta.com.

•      Access the call by phone at 800/706-9695 (US/Canada) and use conference ID #37621356

Before the call, certain financial and statistical information to be discussed during the call will be posted to the Conference Calls page of www.teldta.com, together with reconciliations to generally accepted accounting principles (GAAP) of any non-GAAP information to be disclosed. The call will be archived on the Conference Calls page of www.teldta.com.

About TDS

TDS provides wireless, local and long-distance telephone, and broadband services to more than 7.3 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS

Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 11,900 people as of year end.

About U.S. Cellular

U.S. Cellular Corporation, the nation’s sixth-largest full-service wireless carrier, provides a comprehensive range of wireless products and services, superior customer support, and a high-quality network to more than 6.1 million customers in 26 states. The Chicago-based company employed 8,400 associates as of year end.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of more recently launched markets; changes in the overall economy, competition, the access to and pricing of unbundled network elements, the state and federal telecommunications regulatory environment, and the value of assets and investments, including variable prepaid forward contracts; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; likely participation in FCC spectrum auctions; advances in telecommunications technology; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate material weaknesses; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming terms, the availability of devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its business units, visit our web sites:

TDS: www.teldta.com	USM: www.uscellular.com	TDS Telecom: www.tdstelecom.com

###

TELEPHONE AND DATA SYSTEMS, INC.

SUMMARY OPERATING DATA

Quarter Ended	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
U.S. Cellular
Total Population:
Consolidated markets (1)	82,371,000	81,841,000	81,581,000	56,048,000	55,543,000
Consolidated operating markets (1)	44,955,000	44,955,000	44,955,000	44,416,000	44,043,000
All customers:
Customer units	6,122,000	6,067,000	6,010,000	5,973,000	5,815,000
Gross customer unit additions	437,000	447,000	418,000	459,000	389,000
Net customer unit additions	55,000	57,000	37,000	152,000	86,000
Market penetration at end of period:
Consolidated markets (2)	7.4%	7.4%	7.4%	10.7%	10.5%
Consolidated operating markets (2)	13.6%	13.5%	13.4%	13.4%	13.2%
Retail customers:
Customer units	5,564,000	5,500,000	5,448,000	5,377,000	5,225,000
Gross customer unit additions	367,000	374,000	347,000	397,000	375,000
Net customer unit additions	64,000	52,000	71,000	146,000	98,000

Cell sites in service	6,383	6,255	6,140	6,004	5,925
Average monthly revenue per unit (3)	$52.46	$52.71	$50.42	$48.69	$48.15
Retail service revenue per unit (3)	$45.36	$45.00	$43.87	$42.69	$42.21
Inbound roaming revenue per unit (3)	$3.09	$3.36	$2.68	$2.33	$2.34
Long-distance/other revenue per unit (3)	$4.01	$4.35	$3.87	$3.67	$3.60
Minutes of use (MOU) (4)	906	887	858	783	749
Retail postpay churn rate per month (5)	1.5%	1.6%	1.4%	1.3%	1.5%
Construction Expenditures (000s)	$188,100	$130,600	$137,100	$109,700	$158,400

(1)   “Total population of consolidated markets” and “Total population of consolidated operating markets” are used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets). Effective with this report, U.S. Cellular is expanding its reporting of total population to include the population of its consolidated operating markets - i.e., markets in which U.S. Cellular provides wireless service to customers - in order to reflect its market penetration more accurately. Historically, total population has been reported only for total consolidated markets, regardless of whether U.S. Cellular was providing wireless services in those markets.

(2)   Calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas.

(3)   Per unit revenue measurements are derived from service revenues as reported in Financial Highlights for each respective quarter as follows:

Service Revenues per Financial Highlights	$957,896	$954,540	$906,218	$860,583	$831,663
Components:
Retail service revenue during quarter	$828,169	$814,948	$788,535	$754,515	$729,072
Inbound roaming revenue during quarter	$56,358	$60,843	$48,084	$41,268	$40,354
Long-distance/other revenue during quarter	$73,369	$78,749	$69,599	$64,800	$62,237

Divided by average customers during quarter (000s)	6,086	6,036	5,991	5,892	5,757
Divided by three months in each quarter	3	3	3	3	3

Average monthly revenue per unit	$52.46	$52.71	$50.42	$48.69	$48.15
Retail service revenue per unit	$45.36	$45.00	$43.87	$42.69	$42.21
Inbound roaming revenue per unit	$3.09	$3.36	$2.68	$2.33	$2.34
Long-distance/other revenue per unit	$4.01	$4.35	$3.87	$3.67	$3.60

(4)   Average monthly local minutes of use per customer (without roaming.)

(5)   Retail postpay churn rate per month is calculated by dividing the total monthly retail postpay customer disconnects during the quarter by the average retail postpay customer base for the quarter.

TELEPHONE AND DATA SYSTEMS, INC.

SUMMARY OPERATING DATA

Quarter Ended	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
TDS Telecom
ILEC:
Access line equivalents (1)	762,700	763,000	761,200	763,400	757,300
Access lines	585,600	595,100	601,600	610,300	616,500
Dial-up Internet service accounts	56,300	61,300	65,800	71,100	77,100
Digital Subscriber Lines (DSL) customers	143,500	135,500	127,400	118,000	105,100
Long Distance customers	345,200	346,400	346,500	343,800	340,000
Construction Expenditures (000s)	$41,300	$23,500	$30,900	$16,100	$39,400
CLEC:
Access line equivalents (1)	435,000	443,700	448,400	456,200	456,200
Dial-up Internet service accounts	7,600	8,200	8,800	10,200	10,200
Percent of access lines on-switch	94.0%	93.9%	93.7%	93.3%	93.0%
Digital Subscriber Lines (DSL) customers	43,300	43,600	43,800	42,600	42,100
Construction Expenditures (000s)	$5,700	$3,400	$4,800	$2,500	$5,700

(1) Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is the individual circuit connecting a customer to a telephone company’s central office facilities.

TELEPHONE AND DATA SYSTEMS, INC.

FINANCIAL HIGHLIGHTS

Three Months Ended December 31,

(Unaudited, dollars and shares in thousands, except per share amounts)

			Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
U.S. Cellular	$1,024,110	$902,119	$121,991	13.5%
TDS Telecom	211,656	218,277	(6,621)	(3.0)%
All Other (1)	6,942	4,288	2,654	61.9%
	1,242,708	1,124,684	118,024	10.5%
Operating Expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	771,608	692,813	78,795	11.4%
Depreciation, amortization and accretion	142,279	138,246	4,033	2.9%
Loss on asset disposals/exchanges	46,958	7,415	39,543	N/M
	960,845	838,474	122,371	14.6%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	136,422	151,881	(15,459)	(10.2)%
Depreciation, amortization and accretion	40,639	40,497	142	0.4%
	177,061	192,378	(15,317)	(8.0)%
All Other (1)
Expenses excluding depreciation and amortization	4,478	5,301	(823)	(15.5)%
Depreciation and amortization	3,667	622	3,045	N/M
	8,145	5,923	2,222	37.5%

Total Operating Expenses	1,146,051	1,036,775	109,276	10.5%
Operating Income (Loss)
U.S. Cellular	63,265	63,645	(380)	(0.6)%
TDS Telecom	34,595	25,899	8,696	33.6%
All Other (1)	(1,203)	(1,635)	432	26.4%
	96,657	87,909	8,748	10.0%
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	20,437	28,794	(8,357)	(29.0)%
Interest and dividend income	16,784	20,293	(3,509)	(17.3)%
Fair value adjustment of derivative instruments	(194,497)	(322,406)	127,909	39.7%
Gain on investments	46,213	70,428	(24,215)	(34.4)%
Interest expense	(45,960)	(57,358)	11,398	19.9%
Other, net	(1,444)	(844)	(600)	(71.1)%
	(158,467)	(261,093)	102,626	39.3%
(Loss) Before Income Taxes and Minority Interest	(61,810)	(173,184)	111,374	64.3%
Income tax (benefit)	(14,791)	(68,787)	53,996	78.5%
(Loss) Before Minority Interest	(47,019)	(104,397)	57,378	55.0%
Minority share of income	(9,304)	(11,839)	2,535	21.4%
Net (Loss)	(56,323)	(116,236)	59,913	51.5%
Preferred dividend requirement	(13)	(13)	—	0.0%
Net (Loss) Available to Common	$(56,336)	$(116,249)	$59,913	51.5%

Basic Weighted Average Common Shares Outstanding	117,914	116,335	1,579	1.4%
Basic (Loss) Per Share	$(0.48)	$(1.00)	$0.52	52.0%

Diluted Weighted Average Common Shares Outstanding	117,914	116,335	1,579	1.4%
Diluted (Loss) Per Share	$(0.48)	$(1.00)	$0.52	52.0%

(1) Consists of Suttle Straus printing and distribution operations and intercompany eliminations.

N/M - Percentage change not meaningful

TELEPHONE AND DATA SYSTEMS, INC.

FINANCIAL HIGHLIGHTS

Year Ended December 31,

(Unaudited, dollars and shares in thousands, except per share amounts)

			Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
U.S. Cellular	$3,946,264	$3,473,155	$473,109	13.6%
TDS Telecom	860,211	875,918	(15,707)	(1.8)%
All Other (1)	22,509	15,445	7,064	45.7%
	4,828,984	4,364,518	464,466	10.6%
Operating Expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	2,912,939	2,608,147	304,792	11.7%
Depreciation, amortization and accretion	582,269	555,525	26,744	4.8%
Loss on asset disposals/exchanges	54,857	19,587	35,270	N/M
	3,550,065	3,183,259	366,806	11.5%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	561,547	587,450	(25,903)	(4.4)%
Depreciation, amortization and accretion	157,462	159,612	(2,150)	(1.3)%
	719,009	747,062	(28,053)	(3.8)%
All Other (1)
Expenses excluding depreciation and amortization	19,524	18,666	858	4.6%
Depreciation and amortization	12,488	2,754	9,734	N/M
	32,012	21,420	10,592	49.4%

Total Operating Expenses	4,301,086	3,951,741	349,345	8.8%
Operating Income (Loss)
U.S. Cellular	396,199	289,896	106,303	36.7%
TDS Telecom	141,202	128,856	12,346	9.6%
All Other (1)	(9,503)	(5,975)	(3,528)	(59.0)%
	527,898	412,777	115,121	27.9%
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	91,831	95,170	(3,339)	(3.5)%
Interest and dividend income	199,435	194,644	4,791	2.5%
Fair value adjustment of derivative instruments	(351,570)	(299,525)	(52,045)	(17.4)%
Gain on investments	432,993	161,846	271,147	N/M
Interest expense	(208,736)	(234,543)	25,807	11.0%
Other, net	(6,401)	(7,031)	630	9.0%
	157,552	(89,439)	246,991	N/M
Income Before Income Taxes and Minority Interest	685,450	323,338	362,112	N/M
Income tax expense	269,054	116,459	152,595	N/M
Income Before Minority Interest	416,396	206,879	209,517	N/M
Minority share of income	(73,111)	(45,120)	(27,991)	(62.0)%
Income Before Extraordinary Item	343,285	161,759	181,526	N/M
Extraordinary item, net of taxes	42,827	—	42,827	N/M
Net Income	386,112	161,759	224,353	N/M
Preferred dividend requirement	(52)	(165)	113	68.5%
Net Income Available to Common	$386,060	$161,594	$224,466	N/M

Basic Weighted Average Common Shares Outstanding	117,624	115,904	1,720	1.5%
Basic Earnings Per Share
Income before extraordinary item	$2.92	$1.39	$1.53	N/M
Extraordinary item	0.36	—	0.36	N/M
	$3.28	$1.39	$1.89	N/M

Diluted Weighted Average Common Shares Outstanding	119,126	116,844	2,282	2.0%
Diluted Earnings Per Share
Income before extraordinary item	$2.86	$1.37	$1.49	N/M
Extraordinary item	0.36	—	0.36	N/M
	$3.22	$1.37	$1.85	N/M

(1) Consists of Suttle Straus printing and distribution operations and intercompany eliminations.

N/M - Percentage change not meaningful

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(Unaudited, dollars in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$1,174,446	$1,013,325
Marketable equity securities	1,917,893	1,205,344
Accounts receivable from customers and other	530,421	520,167
Inventory	115,818	128,981
Other current assets	137,010	105,267
	3,875,588	2,973,084

Investments
Licenses	1,516,629	1,520,407
Goodwill	679,129	647,853
Customer lists	25,851	26,196
Marketable equity securities	1	1,585,286
Investments in unconsolidated entities	206,418	197,636
Other investments	11,508	11,073
	2,439,536	3,988,451

Property, Plant and Equipment, net
U.S. Cellular	2,595,096	2,628,848
TDS Telecom	900,267	920,350
Other	29,739	32,188
	3,525,102	3,581,386

Other Assets and Deferred Charges	53,917	56,593

Total Assets	$9,894,143	$10,599,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Prepaid forward contracts	$1,005,512	$738,408
Current portion of long-term debt	3,860	2,917
Derivative liability	711,692	359,970
Notes payable	—	35,000
Accounts payable	308,882	294,932
Customer deposits and deferred revenues	166,191	141,164
Accrued taxes	40,439	38,324
Accrued compensation	91,703	72,804
Net deferred income tax liability	327,162	236,397
Other current liabilities	144,078	164,815
	2,799,519	2,084,731

Deferred Liabilities and Credits
Net deferred income tax liability	555,593	950,348
Derivative liability	—	393,776
Other deferred liabilities and credits	328,070	369,045
	883,663	1,713,169

Long-term Debt	1,632,226	2,620,609

Minority Interest in Subsidiaries	651,537	609,722

Preferred Shares	860	863

Common Stockholders’ Equity
Common Shares, $.01 par value	566	566
Special Common Shares, $.01 par value	629	629
Series A Common Shares, $.01 par value	64	64
Capital in excess of par value	2,048,110	1,992,597
Treasury Shares, at cost
Common Shares	(120,544)	(187,103)
Special Common Shares	(204,914)	(187,016)
Accumulated other comprehensive income	511,776	522,113
Retained earnings	1,690,651	1,428,570
	3,926,338	3,570,420

Total Liabilities and Stockholders’ Equity	$9,894,143	$10,599,514

BALANCE SHEET HIGHLIGHTS

DECEMBER 31, 2007

(Unaudited, dollars in thousands)

		U.S. Cellular	TDS Telecom	TDS Corporate & Other	Intercompany Eliminations	TDS Consolidated
	Cash and cash equivalents	$204,533	$379,007	$590,906	$—	$1,174,446
	Affiliated cash investments	—	737,889	—	(737,889)	—
	Marketable equity securities	16,352	—	1,901,541	—	1,917,893
	Notes receivable—affiliates	—	—	270,582	(270,582)	—
		$220,885	$1,116,896	$2,763,029	$(1,008,471)	$3,092,339

	Licenses, goodwill and customer lists	$1,989,137	$401,711	$(169,239)	$—	$2,221,609
	Marketable equity securities	—	—	1	—	1
	Investment in unconsolidated entities	157,693	3,677	50,618	(5,570)	206,418
	Other investments	4,422	3,277	3,809	—	11,508
		$2,151,252	$408,665	$(114,811)	$(5,570)	$2,439,536

	Property, Plant and Equipment, net	$2,595,096	$900,267	$29,739	$—	$3,525,102

Notes payable:	cash management	—	—	737,889	(737,889)	—
	intercompany	—	270,582	—	(270,582)	—
		$—	$270,582	$737,889	$(1,008,471)	$—

	Forward contracts (all current)	$—	$—	$1,005,512	—	$1,005,512

	Long-term Debt:
	Current portion	$—	$474	$3,386	$—	$3,860
	Non-current portion	1,002,293	3,114	626,819	—	1,632,226
	Total	$1,002,293	$3,588	$630,205	$—	$1,636,086

	Preferred Shares	$—	$—	$860	$—	$860

	Construction expenditures:
	Quarter ended 12/31/07	$188,096	$47,039	$1,412		$236,547
	Year ended 12/31/07	$565,495	$128,180	$5,891		$699,566

TDS Telecom Highlights

Three Months Ended December 31,

(Unaudited, dollars in thousands)

			Increase (Decrease)
	2007	2006	Amount	Percent
Local Telephone Operations
Operating Revenues
Local service	$46,564	$49,155	$(2,591)	(5.3)%
Network access and long-distance	80,347	85,305	(4,958)	(5.8)%
Miscellaneous	29,137	25,837	3,300	12.8%
	156,048	160,297	(4,249)	(2.7)%
Operating Expenses
Cost of services and products	44,878	50,099	(5,221)	(10.4)%
Selling, general and administrative expenses	45,770	50,793	(5,023)	(9.9)%
Depreciation, amortization and accretion	34,528	34,785	(257)	(0.7)%
	125,176	135,677	(10,501)	(7.7)%

Operating Income	$30,872	$24,620	$6,252	25.4%

Competitive Local Exchange Carrier Operations
Revenues	$57,440	$59,205	$(1,765)	(3.0)%

Expenses excluding depreciation, amortization and accretion	47,606	52,214	(4,608)	(8.8)%
Depreciation, amortization and accretion	6,111	5,712	399	7.0%
	53,717	57,926	(4,209)	(7.3)%

Operating Income	$3,723	$1,279	$2,444	N/M

Intercompany revenues	$(1,832)	$(1,225)	$(607)	N/M
Intercompany expenses	(1,832)	(1,225)	(607)	N/M
	—	—	—

Total TDS Telecom Operating Income	$34,595	$25,899	$8,696	33.6%

N/M - Percentage change not meaningful.

TDS Telecom Highlights

Year Ended December 31,

(Unaudited, dollars in thousands)

			Increase (Decrease)
	2007	2006	Amount	Percent
Local Telephone Operations
Operating Revenues
Local service	$193,823	$200,213	$(6,390)	(3.2)%
Network access and long-distance	330,627	352,299	(21,672)	(6.2)%
Miscellaneous	105,533	93,013	12,520	13.5%
	629,983	645,525	(15,542)	(2.4)%
Operating Expenses
Cost of services and products	193,761	191,932	1,829	1.0%
Selling, general and administrative expenses	175,392	188,229	(12,837)	(6.8)%
Depreciation, amortization and accretion	133,440	135,370	(1,930)	(1.4)%
	502,593	515,531	(12,938)	(2.5)%

Operating Income	$127,390	$129,994	$(2,604)	(2.0)%

Competitive Local Exchange Carrier Operations
Revenues	$236,529	$235,804	$725	0.3%

Expenses excluding depreciation, amortization and accretion	198,695	212,700	(14,005)	(6.6)%
Depreciation, amortization and accretion	24,022	24,242	(220)	(0.9)%
	222,717	236,942	(14,225)	(6.0)%

Operating Income (Loss)	$13,812	$(1,138)	$14,950	N/M

Intercompany revenues	$(6,301)	$(5,411)	$(890)	N/M
Intercompany expenses	(6,301)	(5,411)	(890)	N/M
	—	—	—

Total TDS Telecom Operating Income	$141,202	$128,856	$12,346	9.6%

N/M - Percentage change not meaningful.

Exhibit 99.2

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Form 8-K and/or press release attached to this Form 8-K contain statements that are not based on historical fact and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements.  The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include those set forth below, as more fully discussed under “Risk Factors” in TDS’ Form 10-K for the year ended December 31, 2007.  However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document.  Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements.  TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  You should carefully consider the Risk Factors in TDS’ Form 10-K for the year ended December 31, 2007, the following factors and other information contained in, or incorporated by reference into, this Form 8-K and/or press release attached to this Form 8-K to understand the material risks relating to TDS’ business.

•	Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•	A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•	TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•

An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations.  Such agreements cover traditional voice services, which are an area of strong growth for TDS and other carriers.  TDS’ rate of adoption of new technologies, such as those enabling high-speed data services, could affect its ability to enter into or maintain roaming agreements with other carriers.

•

Changes in access to content for data or video services or access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on TDS’ business, financial condition or results of operations.

•	A failure by TDS to acquire adequate radio spectrum could have an adverse effect on TDS’ business and operations.

•

TDS is currently participating and, to the extent conducted by the FCC, likely to participate in FCC auctions of additional spectrum in the future and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•	An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•	TDS’ assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•	Consolidation in the telecommunications industry could adversely affect TDS’ revenues and increase its costs of doing business.

•

Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•

Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations. These business factors may include but are not limited to demand, pricing, growth, average revenue per unit, penetration, churn, expenses, customer acquisition and retention costs, roaming rates, minutes of use, and mix and costs of products and services.

•

Advances or changes in telecommunications technology, such as Voice over Internet Protocol, WiMAX or LTE (Long-Term Evolution), could render certain technologies used by TDS obsolete, could reduce TDS’ revenues or could increase its costs of doing business.

•

Changes in TDS’ enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’ license costs, goodwill and/or physical assets.

•

Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•

A significant portion of TDS’ wireless revenues is derived from customers who buy services through independent agents and dealers who market TDS’ services on a commission basis. If TDS’ relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•	TDS’ investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

•

A failure by TDS to complete significant network construction and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

•

Financial difficulties of TDS’ key suppliers or vendors, or termination or impairment of TDS’ relationship with such suppliers or vendors could result in a delay or termination of TDS’ receipt of equipment, content or services which could adversely affect TDS’ business and results of operations.

•	TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ results of operations or financial condition.

•

War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS’ business, financial condition or results of operations.

•

The market prices of TDS’ Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors such as general economic conditions; wireless and telecommunications industry conditions; fluctuations in TDS’ quarterly customer activations, churn rate, revenues, results of operations or cash flows; variations between TDS’ actual financial and operating results and those expected by analysts and investors; and announcements by TDS’ competitors

•

Changes in guidance or interpretations of accounting requirements, changes in industry practice, or identification of errors could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•

Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS’ credit rating, liquidity, financing arrangements, capital resources and ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS’ listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS’ publicly traded equity and/or debt and/or on TDS’ business, financial condition or results of operations.

•	The pending SEC investigation regarding the restatement of TDS’ financial statements could result in substantial expenses, and could result in monetary or other penalties.

•

Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’ financial condition or results of operations.

•

A failure to successfully remediate the existing material weakness in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•

Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS’ most recent Annual Report on Form 10-K, as updated by the Quarterly Reports on Form 10-Q, to be different from the amounts actually incurred.

•	An increase of TDS’ debt in the future could subject TDS to various restrictions and higher interest costs and decrease its cash flows and earnings.

•

Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•

Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business.

•	Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS’ financial condition or results of operations.

•

Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•

The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

•	Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•

Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward looking estimates by a material amount.

TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.